Filed Pursuant to Rule 433

Registration Nos. 333-285582 and 333-285582-03

New Issue ABS: **Pricing Details** $955MM+ CRVNA 2025-P4 Prime Auto ABS

Joint Lead Bookrunners: Wells Fargo Securities (Str. & B&D), BNP Paribas, and Deutsche Bank Securities
Passive Leads: Barclays, Citigroup, and Santander

-CAPITAL STRUCTURE-

Class	Total($MM)	Offered($MM)	Moody’s/S&P	WAL*	P. WIN*	E. MTY*	L. MTY	BENCH	Spread	YLD%	CPN%	$PRICE
==========================================================================================================================
A-1	103.000	97.850	P-1/A-1+	0.20	01-05	04/10/26	12/10/26	I-CRV	+20	4.082	4.082	100.00000
A-2	290.670	276.136	Aaa/AAA	1.02	05-20	07/10/27	03/12/29	I-CRV	+57	4.229	4.19	99.99796
A-3	290.670	276.136	Aaa/AAA	2.41	20-39	02/10/29	12/10/30	I-CRV	+60	4.177	4.14	99.99761
A-4	155.020	147.269	Aaa/AAA	3.79	39-54	05/10/30	11/10/31	I-CRV	+67	4.294	4.25	99.97891
B	36.920	35.074	Aa2/AA	4.61	54-58	09/10/30	01/12/32	I-CRV	+97	4.643	4.59	99.96401
C	35.050	33.297	A3/A	5.05	58-64	03/10/31	04/12/32	I-CRV	+140	5.103	5.04	99.95760
D	23.370	22.201	Baa3/BBB	5.44	64-66	05/10/31	11/10/33	I-CRV	+195	5.690	5.62	99.98298
N^	20.563	19.534	NR/BB-	0.43	01-11	10/10/26	11/10/33	I-CRV	+170	5.527	5.46	99.99840
==========================================================================================================================

* 1.30% ABS to 2.00% Clean-Up Call

^ Based on Case 2 assumptions outlined in the Class N OM

-TRANSACTION SUMMARY-

Total Size $955MM+ (No Grow)

Offered Size: $907MM+ (No Grow)

Format: A-D: SEC / N: 144A

ERISA: A-D: Yes / N: No

Min Denoms: A-D: $1k x $1k / N: $1mm x $1k

Expected Ratings: Moody’s/S&P

Bloomberg Ticker: CRVNA 2025-P4

First Interest Payment: 12/10/2025

Exp. Settle: 11/25/2025

B&D: Wells Fargo Securities

-MARKETING MATERIALS-

Preliminary Prospectus: Attached
Class N Preliminary Offering Memorandum: Attached

Intex CDI: Attached

Intexnet Deal Name: wscrvna25p4 | Password: 63Y2

Dealroadshow: https://dealroadshow.com | Code: CRVNA25P4

Dealroadshow Direct Link: https://dealroadshow.com/e/CRVNA25P4

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3.